EXHIBIT G(iii)

THIRD AMENDMENT TO CUSTODIAN AGREEMENT

THIS THIRD AMENDMENT TO CUSTODIAN AGREEMENT dated as of September 1, 2005 by and between OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Fund”), and BESSEMER TRUST COMPANY, a New Jersey state chartered bank (“Bessemer”),

W I T N E S S E T H:

WHEREAS, the Fund and Bessemer are parties to that certain Custodian Agreement dated as of October 12, 1993, as amended as of May 2, 2001 and September 1, 2004 (as so amended, in the “Custodian Agreement”), pursuant to which Bessemer serves as Custodian for the Fund; and

WHEREAS, the Fund and Bessemer desire to amend the Custodian Agreement to amend the compensation payable thereunder;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Paragraph 21 of the Custodian Agreement is hereby amended and restated in its entirety to read as follows:

“During the term of this Agreement, the Fund will pay to Bessemer 0.15% of the average daily net assets of the Old Westbury International Fund and 0.10% of the average daily net assets of the Old Westbury Large Cap Equity Fund, the Old Westbury Mid Cap Equity Fund, the Old Westbury Fixed Income Fund, and the Old Westbury Municipal Bond Fund.”

2. The Custodian Agreement, as expressly amended hereby, shall continue in full force and effect.

3. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Custodian Agreement to be executed by their respective officers as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ Peter C. Artemiou
Peter C. Artemiou
Vice President

BESSEMER TRUST COMPANY

By:	/s/ John. G. MacDonald
John. G. MacDonald
Managing Director and Chief Financial Officer

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